COMPUTATION OF PER SHARE EARNINGS


NOTE 5 - EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share in accordance with SFAS No. 128:


     Six Months Ended June 30, 1999

     The effect of dilutive securities is anti-dilutive therefore, the reconciliation has not been presented.


     Six Months Ended June 30, 1998

     The effect of dilutive securities is anti-dilutive therefore, the reconciliation has not been presented.


     Three Months Ended June 30, 1999

     Numerator:
        Net Income                                          $2,032
                                                            ------
                                                            ------
     Denominator:
        Basic earnings per share:
        Weighted average shares outstanding                 11,176
        Effect of dilutive securities - stock options
           and warrants                                         42
                                                            ------

     Denominator for diluted earnings per share             11,218
                                                            ------
                                                            ------


     Three Months Ended June 30, 1998

     The effect of dilutive securities is anti-dilutive therefore, the reconciliation has not been presented.